Exhibit 99.1
For Immediate Release
November 2, 2011
Approach Resources Inc. Reports Third Quarter 2011 Results and
Announces 2012 Capital Budget
2012 Capital Budget Set at $160 Million, Targeting 20%+ Production Growth in 2012
Borrowing Base Increases to $260 Million
Horizontal Wolfcamp Wells IP at 1,044 Boe/d —798 Boe/d
Vertical Wolffork Recompletions Average 152 Boe/d IP
Vertical Wolffork Wells Average 140 Boe/d IP
     Fort Worth, Texas, November 2, 2011 — Approach Resources Inc. (NASDAQ: AREX) today reported its third quarter 2011 results. Highlights for third quarter 2011, compared to third quarter 2010, include:
•	Total production increased 46% to 612 MBoe (6.7 MBoe/d)

•	Oil and NGL production increased 148% to 350 MBbls

•	Revenues increased 87% to $28 million

•	Net income increased 240% to $7.1 million, or $0.25 per diluted share

•	Adjusted net income (non-GAAP) increased 160% to $5.9 million, or $0.21 per diluted share

•	EBITDAX (non-GAAP) increased 86% to $21.7 million, or $0.76 per diluted share
     Production for third quarter 2011 totaled 612 MBoe (6.7 MBoe/d), compared to 418 MBoe (4.5 MBoe/d) in third quarter 2010, a 46% increase over the prior year period. Oil and NGL production for third quarter 2011 increased 148% to 350 MBbls, compared to 141 MBbls produced in third quarter 2010. Production for third quarter 2011 was 57% oil and NGLs and 43% natural gas, compared to 34% oil and NGLs and 66% natural gas in third quarter 2010. Oil and NGL production increased during third quarter 2011 compared to third quarter 2010 due to continued development of the Wolffork oil shale resource play, the acquisition of additional working interest in northern Project Pangea in first quarter 2011 and processing gas in southern Project Pangea beginning in second quarter 2011.
     Production for third quarter 2011 was affected by a shortage of oil trucks due to increased industry activity in the Permian Basin. While production in Project Pangea is running as planned, we experienced an oil inventory build of approximately 29,000 barrels through third quarter 2011. We estimate that the inventory build reduced our potential sales volumes by approximately 315 Bbls/d during third quarter 2011. In response to tightness in the Permian oil trucking market, we have ordered four new oil hauling trucks, which we expect to be delivered by year end 2011. In addition, the Company is exploring long-term trucking, pipeline and rail alternatives.
     J. Ross Craft, President and Chief Executive Officer, said, “We continue to be pleased with results from our Wolffork oil shale resource play. Although we encountered oil takeaway constraints during the quarter, our field production is in line with our expectations. Solid well performance, reserve growth and a strong balance sheet provide the foundation for our 2012 capital program of $160 million. Our 2012 capital program allows us flexibility to grow production by more than 20% while being mindful of volatile commodity markets. With our extensive inventory of low-risk locations, I believe we’re well positioned to capitalize on our Wolffork resource potential for many years to come.”

INVESTOR CONTACT	APPROACH RESOURCES INC.
Megan P. Hays	One Ridgmar Centre
mhays@approachresources.com	6500 West Freeway, Suite 800
817.989.9000	Fort Worth, Texas 76116
www.approachresources.com

Third Quarter 2011 Financial Results
     Net income for third quarter 2011 was $7.1 million, or $0.25 per diluted share, on revenues of $28 million. This compares to net income for third quarter 2010 of $2.1 million, or $0.10 per diluted share, on revenues of $14.9 million. The $13.1 million increase in revenues in the third quarter of 2011 was attributable to an increase in oil and NGL production volumes ($11.9 million) and an increase in oil and NGL prices ($1.2 million).
     Third quarter 2011 net income included an unrealized gain on commodity derivatives of $1.7 million, and third quarter 2010 net income included a $312,000 unrealized loss on commodity derivatives. Excluding the unrealized gain on commodity derivatives and related income taxes, adjusted net income (non-GAAP) for third quarter 2011 was $5.9 million, or $0.21 per diluted share, compared to $2.3 million, or $0.11 per diluted share, for third quarter 2010. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of adjusted net income to net income.
     EBITDAX (non-GAAP) for third quarter 2011 was $21.7 million, or $0.76 per diluted share, compared to $11.6 million, or $0.54 per diluted share, for third quarter 2010. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of EBITDAX to net income.
     Average realized prices for third quarter 2011, before the effect of commodity derivatives, were $81.51 per Bbl of oil, $52.08 per Bbl of NGLs and $3.99 per Mcf of natural gas, compared to $72.19 per Bbl of oil, $36.65 per Bbl of NGLs and $4.34 per Mcf of natural gas, for third quarter 2010. Our average realized price, including the effect of commodity derivatives, was $47.98 per Boe for third quarter 2011, compared to $39.54 per Boe for third quarter 2010.
     Lease operating expense (“LOE”) for third quarter 2011 was $3.6 million, or $5.82 per Boe, compared to $2 million, or $4.77 per Boe, in third quarter 2010. The increase in LOE compared to third quarter 2010 was principally due to the increase in our working interest in northern Project Pangea. In February 2011, we acquired the remaining 38% working interest in northern Project Pangea, which increased our working interest to approximately 100%. We also experienced an increase in water hauling, insurance and repair and maintenance expenses as well as generally higher service costs.
     Severance and production taxes for third quarter 2011 were $1.4 million, or $2.32 per Boe, compared to $743,000, or $1.78 per Boe, in third quarter 2010. Severance and production taxes were approximately 5.1% and 5.0% of oil, NGL and gas sales for third quarter 2011 and 2010, respectively. The increase in severance and production taxes from third quarter 2010 was driven mostly by the increase in oil, NGL and gas sales over third quarter 2010.
     Exploration expense for third quarter 2011 was $2 million, or $3.22 per Boe, compared to $568,000, or $1.36 per Boe, in third quarter 2010. Exploration expense for third quarter 2011 and 2010 includes costs related to 3-D seismic data acquisition in Pangea West and Project Pangea. We began acquiring 3-D seismic data in Pangea West in September 2011. We believe Pangea West is prospective for the Wolffork oil shale and expect to drill our first horizontal Wolfcamp well in Pangea West in the first quarter of 2012.
     General and administrative expense (“G&A”) for third quarter 2011 was $3.8 million, or $6.18 per Boe, compared to $3.2 million, or $7.68 per Boe, for third quarter 2010. The increase in G&A was primarily due to salaries and benefits. The decrease in G&A per Boe was primarily attributable to an increase in production during third quarter 2011 over prior period production volumes.
     Depletion, depreciation and amortization expense (“DD&A”) for third quarter 2011 was $8.4 million, or $13.65 per Boe, compared to $5.8 million, or $13.95 per Boe, for third quarter 2010. The increase in DD&A over the prior year period was primarily due to an increase in capital expenditures in third quarter 2011. The decrease in DD&A per Boe compared to third quarter 2010 was primarily attributable to an increase in estimated proved developed reserves, partially offset by an increase in production and capitalized costs over third quarter 2010.
Operations Update
     During the third quarter of 2011, we drilled a total of 20 gross (20 net) wells, completed 14 gross (14 net) wells and recompleted four gross (four net) wells. Through September 30, 2011, we drilled 52 gross (47.3 net) wells, completed 49 gross (42.7 net) wells and recompleted six gross (six net) wells. At September 30, 2011, we had 10 wells waiting on completion. We currently have one horizontal rig and two vertical rigs running in Project Pangea. We expect to drill a total of approximately 58 vertical wells and 13 horizontal wells in 2011. Exploration and development drilling expenditures totaled $51.9 million for the third quarter of 2011, and $128.9 million for the first nine months of 2011.
Horizontal Wolfcamp Oil Shale Program
     During third quarter 2011, we completed three horizontal Wolfcamp wells. All three horizontal wells were completed with 23 fracture stimulation stages. The table below summarizes the 24-hour initial producing rates for these wells.

	Lateral Length	Oil	NGLs	Natural Gas	Total
Horizontal Pilot Wells	(Feet)	(Bbls)	(Bbls)	(Mcf)	(Boe/d)

University 45C #803H	7,358	931	57	335	1,044
University 45B #2401H	7,613	582	116	677	811
University 45D #902H	7,770	611	95	552	798
     Two horizontal Wolfcamp wells are waiting on completion, the University 42B #1001H well (7,769 feet lateral) and the University 45E #1101H well (7,712 feet lateral). We plan to complete both wells in November 2011. The University 42B #1001H well is the Company’s first well testing a deeper zone, the Wolfcamp “C” zone, within the Wolfcamp formation. Our prior horizontal Wolfcamp wells tested the Wolfcamp “B” and “A” zones.
     We currently are drilling the University 45F #2301H well. We plan to drill this well to a lateral length of approximately 7,700 feet.

Vertical Wolffork Program
     Since March 2011, the Company has recompleted nine existing, producing wells in the Wolffork oil shale. The average initial producing rate for our Wolffork recompletions is 152 Boe/d, comprised of approximately 75% oil and NGLs. Additionally, the Company has drilled and completed seven vertical wells targeting the Wolffork oil shale. The average initial producing rate for the vertical Wolffork wells is 140 Boe/d, comprised of approximately 72% oil and NGLs.
2011 Capital Expenditures
     Total capital expenditures in 2011 are expected to be $260 million, with approximately $160.7 million allocated to drilling and completion projects in the Permian Basin, approximately $70.2 million allocated to the acquisition of the remaining 38% working interest in northern Project Pangea, approximately $29.1 million allocated to lease acquisitions, extensions and renewals in the Permian Basin, acquisition of 3-D seismic in Project Pangea and Pangea West, infrastructure and other expenditures.
     Commenting on the 2011 capital budget, Mr. Craft said, “The increase in capital expenditures is primarily due to de-risking our Wolffork oil shale play with a combination of horizontal, vertical, recompletion and infrastructure projects and the acquisition or extension of approximately 20,000 net acres in our Permian operating area in 2011. For 2011, we’re on track to drill more vertical and horizontal wells, and we’re drilling longer laterals and completing with more frac stages in our horizontal wells. Also, we completed two natural gas pipeline infrastructure projects for our production in northeast Project Pangea and Block 45. We are making a significant investment in our core asset base, which has transformed the Company from a natural gas company to an oil and liquids-weighted producer and which we believe has the potential to substantially increase our proved reserves over the next several years.”
2012 Capital Expenditures
     The Company’s Board of Directors approved a 2012 capital budget of $160 million for drilling and recompletions in the Company’s Wolffork oil shale resource play in the Permian Basin. The capital budget excludes acquisitions and assumes an activity level similar to the Company’s current program, including two vertical rigs, one horizontal rig and two to four recompletions per month. We estimate 2012 production will range between 2,800 MBoe and 3,000 MBoe, an increase of approximately 22% over 2011 estimated production, and will be comprised of approximately 65% oil and natural gas liquids.
     Our 2011 and 2012 capital budgets are subject to change depending upon a number of factors, including economic and industry conditions at the time of drilling, prevailing and anticipated prices for oil, NGLs and gas, the availability of sufficient capital resources for drilling prospects, our financial results and the availability of lease extensions and renewals on reasonable terms.

2011 and 2012 Guidance
     The table below sets forth the Company’s current production and operating costs and expenses guidance for 2011 and 2012. The guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control.

	2011	2012
	Guidance	Guidance
Production:
Total (MBoe)	2,300—2,450	2,800—3,000
Percent oil and NGLs	55%	65%

Operating costs and expenses (per Boe):
Lease operating	$5.00 — 6.00	$4.50 — 5.50
Severance and production taxes	$2.35 — 3.00	$2.50 — 4.00
Exploration	$4.00 — 5.00	$4.00 — 5.00
General and administrative	$6.50 — 7.00	$5.25 — 6.25
Depletion, depreciation and amortization	$12.00 — 15.00	$12.00 — 15.00

Capital expenditures (in millions)	Approximately $260	Approximately $160
Financial Update
     At September 30, 2011, we had a $300 million revolving credit agreement with a $200 million borrowing base and $122 million outstanding. At September 30, 2011, our liquidity was $78.4 million. Effective October 7, 2011, we entered into an eleventh amendment to our credit agreement, which, among other things, increased the borrowing base 30% to $260 million from $200 million. Including the increase in borrowing base, our liquidity would have been $138.4 million at September 30, 2011. See “Supplemental Non-GAAP Financial and Other Measures” below for our calculation of “liquidity.”
Commodity Derivatives Positions
     In October 2011, the Company added to its 2012 commodity derivatives positions with a crude oil collar contract covering 700 Bbls/d at a contract price of $85.00/Bbl — $97.50/Bbl. The following table sets forth our commodity derivative volumes and prices for 2011 and 2012.

Period	Contract Type	Volume Transacted	Contract Price
Natural Gas
2011	Swap	230,000 MMBtu/month	$4.86
June 2011 — December 2011	Swap	200,000 MMBtu/month	$4.74
2012	Call	230,000 MMBtu/month	$6.00

Natural Gas — Basis Differential
2011	Swap	300,000 MMBtu/month	$(0.53)

Crude Oil
May 2011 — December 2011	Collar	1,000 Bbls/day	$100.00 - $127.00

Third Quarter 2011 Conference Call
     Approach will host a conference call on Thursday, November 3, 2011, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss third quarter 2011 results. The conference call can be accessed by dialing (866) 804-6924 (U.S. domestic) or (857) 350-1670 (International). Additionally, the conference call will be broadcast live over the internet and can be accessed through the Investor Relations section of the Company’s website, www.approachresources.com. The webcast will be archived for replay on the Company’s website until February 2, 2012.
     Approach Resources Inc. is an independent oil and gas company with core operations, production and reserves located in the Permian Basin in West Texas. The Company targets multiple oil and liquids-rich formations in the Permian Basin, where the Company operates approximately 142,000 net acres. The Company’s estimated proved reserves total 66.8 million Boe, comprised of 55% oil and NGLs and 45% natural gas. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.
     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of management regarding the Company’s 2012 capital budget, and 2011 and 2012 production, rig program and operating expenses. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company’s SEC filings are available on the Company’s website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
     For a glossary of oil and gas terms and abbreviations used in this release, please see our Annual Report on Form 10-K filed with the SEC on March 11, 2011.

UNAUDITED RESULTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues (in thousands)
Oil	$9,568	$5,135	$27,792	$12,630
NGLs	12,128	2,565	29,416	6,899
Gas	6,262	7,216	20,056	21,762

Total oil, NGL and gas sales	27,958	14,916	77,264	41,291

Realized gain on commodity derivatives	1,392	1,615	1,654	3,613

Total oil, NGL and gas sales including derivative impact	$29,350	$16,531	$78,918	$44,904

Production
Oil (MBbls)	117	71	310	172
NGLs (MBbls)	233	70	574	174
Gas (MMcf)	1,569	1,664	4,829	4,646

Total (MBoe)	612	418	1,689	1,120
Total (MBoe/d)	6.7	4.5	6.2	4.1

Average prices
Oil (per Bbl)	$81.51	$72.19	$89.63	$73.41
NGLs (per Bbl)	52.08	36.65	51.26	39.64
Gas (per Mcf)	3.99	4.34	4.15	4.68

Total (per Boe)	$45.70	$35.68	$45.75	$36.87

Realized gain on commodity derivatives (per Boe)	2.28	3.86	0.98	3.22

Total including derivative impact (per Boe)	$47.98	$39.54	$46.73	$40.09

Costs and expenses (per Boe)
Lease operating (1)	$5.82	$4.77	$5.81	$5.39
Severance and production taxes	2.32	1.78	2.50	1.83
Exploration	3.22	1.36	4.07	2.00
General and administrative	6.18	7.68	7.03	7.06
Depletion, depreciation and amortization	13.65	13.95	13.26	14.89

(1)	Lease operating expense per Boe includes ad valorem taxes.

APPROACH RESOURCES INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except shares and per-share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
REVENUES:
Oil, NGL and gas sales	$27,958	$14,916	$77,264	$41,291

EXPENSES:
Lease operating	3,564	1,995	9,820	6,038
Severance and production taxes	1,419	743	4,223	2,047
Exploration	1,969	568	6,877	2,245
General and administrative	3,785	3,212	11,878	7,902
Depletion, depreciation and amortization	8,355	5,832	22,394	16,677

Total expenses	19,092	12,350	55,192	34,909

OPERATING INCOME	8,866	2,566	22,072	6,382

OTHER:
Interest expense, net	(1,016)	(615)	(2,391)	(1,631)
Realized gain on commodity derivatives	1,392	1,615	1,654	3,613
Unrealized gain (loss) on commodity derivatives	1,739	(312)	3,821	2,882
Gain on sale of oil and gas properties	—	—	491	—

INCOME BEFORE INCOME TAX PROVISION	10,981	3,254	25,647	11,246
INCOME TAX PROVISION	3,908	1,167	9,121	4,045

NET INCOME	$7,073	$2,087	$16,526	$7,201

EARNINGS PER SHARE:
Basic	$0.25	$0.10	$0.58	$0.34

Diluted	$0.25	$0.10	$0.58	$0.34

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	28,440,909	21,357,682	28,398,152	21,139,089
Diluted	28,652,211	21,484,465	28,628,074	21,265,794

UNAUDITED SELECTED FINANCIAL DATA

Unaudited Consolidated Balance Sheet Data	September 30,	December 31,
(in thousands)	2011	2010
Cash and cash equivalents	$736	$23,465
Other current assets	14,618	17,865
Property and equipment, net, successful efforts method	560,067	369,210
Other assets	1,103	2,549
Total assets	$576,524	$413,089

Current liabilities	$42,374	$29,240
Long-term debt	122,000	—
Other long-term liabilities	59,311	50,903
Stockholders’ equity	352,839	332,946

Total liabilities and stockholders’ equity	$576,524	$413,089

	Nine Months Ended
Unaudited Consolidated Cash Flow Data	September 30,
(in thousands)	2011	2010
Net cash provided (used) by:
Operating activities	$74,214	$32,455
Investing activities	$(218,546)	$(53,115)
Financing activities	$121,630	$18,396
Effect of foreign currency translation	$(27)	$(4)

Supplemental Non-GAAP Financial and Other Measures
     This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations below of the non-GAAP financial measures to the most directly comparable GAAP financial measures and on the Non-GAAP Financial Information page in the Investor Relations section of our website at www.approachresources.com.
Adjusted Net Income
     This release contains the non-GAAP financial measures adjusted net income and adjusted net income per diluted share, which exclude the following items:
(i)	Unrealized (gain) loss on commodity derivatives,

(ii)	Gain on sale of oil and gas properties, and

(iii)	Related income taxes.
     The amounts included in the calculation of adjusted net income and adjusted net income per diluted share below were computed in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.
     The following table provides a reconciliation of adjusted net income to net income for the three and nine months ended September 30, 2011 and 2010, respectively (in thousands, except per-share amounts).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net income	$7,073	$2,087	$16,526	$7,201
Adjustments for certain items:
Unrealized (gain) loss on commodity derivatives	(1,739)	312	(3,821)	(2,882)
Gain on sale of oil and gas properties	—	—	(491)	—
Related income tax effect	591	(106)	1,466	980

Adjusted net income	$5,925	$2,293	$13,680	$5,299

Adjusted net income per diluted share	$0.21	$0.11	$0.48	$0.25

EBITDAX
     We define EBITDAX as net income, plus (1) exploration expense, (2) depletion, depreciation and amortization expense, (3) share-based compensation expense, (4) unrealized (gain) loss on commodity derivatives, (5) gain on sale of oil and gas properties, (6) interest expense and (7) income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP. The amounts included in the calculation of EBITDAX were computed in accordance with GAAP. EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities. This measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.
     The following table provides a reconciliation of EBITDAX to net income for the three and nine months ended September 30, 2011 and 2010, respectively (in thousands, except per-share amounts).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net income	$7,073	$2,087	$16,526	$7,201
Exploration	1,969	568	6,877	2,245
Depletion, depreciation and amortization	8,355	5,832	22,394	16,677
Share-based compensation	1,089	1,047	3,637	2,043
Unrealized (gain) loss on commodity derivatives	(1,739)	312	(3,821)	(2,882)
Gain on sale of oil and gas properties	—	—	(491)	—
Interest expense, net	1,016	615	2,391	1,631
Income tax provision	3,908	1,167	9,121	4,045

EBITDAX	$21,671	$11,628	$56,634	$30,960

EBITDAX per diluted share	$0.76	$0.54	$1.98	$1.46

Liquidity
     Liquidity is calculated by adding the net funds available under our revolving credit facility and cash and cash equivalents. We use liquidity as an indicator of the Company’s ability to fund development and exploration activities. However, this measurement has limitations. This measurement can vary from year to year for the Company and can vary among companies based on what is or is not included in the measurement on a company’s financial statements. This measurement is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.
     The table below summarizes our liquidity at September 30, 2011, and our liquidity at September 30, 2011, reflecting the October 2011 borrowing base increase to $260 million from $200 million.

		Liquidity with Borrowing
	Liquidity at	Base Increase at
Unaudited Liquidity Data	September 30, 2011	September 30, 2011
(in thousands)
Borrowing base	$200,000	$260,000
Cash and cash equivalents	736	736
Outstanding letters of credit	(350)	(350)
Long-term debt	(122,000)	(122,000)

Liquidity	$78,386	$138,386